Exhibit 99.1

Avadel Pharmaceuticals Announces Divestiture of Pediatric Business
Cerecor to acquire Avadel's pediatric assets
Enters into license agreement to develop four LiquiTime™ or Micropump® products

Dublin, Ireland – February 12, 2018 - Avadel Pharmaceuticals plc (NASDAQ: AVDL) ("Avadel" or "the Company") today announced that it has entered into an asset purchase agreement with Cerecor, Inc ("Cerecor") whereby Cerecor will acquire the Avadel pediatric portfolio. In connection with this transaction, Avadel and Cerecor will enter into a license and development agreement pursuant to which Avadel will develop up to four product formulations for Cerecor using Avadel's LiquiTime™ and Micropump® technologies.  Under the asset purchase agreement, Cerecor will acquire the Company's four commercial pediatric products, KarbinalTM ER, Cefaclor for Oral Suspension, Flexichamber™ and AcipHex® Sprinkle™, and Cerecor will assume Avadel's remaining payment obligations to Deerfield CSF, LLC, including a $15 million note due in 2021 and its related interest payments, as well as a 15% annual royalty on net sales of the four pediatric products. The Company expects the deal to be accretive to EPS in 2018.
Mike Anderson, Avadel's Chief Executive Officer commented, "We made significant progress developing our pediatric business over the last two years.  The script growth and revenue numbers were up substantially in 2017, particularly for Karbinal ER. However, after strategically evaluating our business objectives, we have made the decision to focus our efforts on expanding our urology, sleep and hospital based products. Our pediatric products align with Cerecor's objective to become a leading U.S. pediatric pharmaceutical company and with the addition of our sales team will expand their commercial footprint."
Mr. Anderson continued, "We will also enter into a license and development agreement to provide four new pediatric-focused product formulations using our Micropump and LiquiTime technologies to be selected by Cerecor. We believe they will be an excellent commercial partner and our team looks forward to working together during the development process."
Under the development agreement, Avadel expects to complete the initial bioequivalence studies within 18 months. Cerecor will reimburse Avadel for any costs associated with the development of the four products in excess of $1 million and, upon transfer of the product formulations, will assume all remaining development costs and responsibilities associated with regulatory approval and marketing. If any products receive approval, Cerecor will pay Avadel quarterly royalties based on a percentage of net sales in the mid-single digits.
Avadel expects the transaction to close before February 28, 2018, subject to the satisfaction of certain closing conditions including the delivery of certain third-party guarantees and consents.
About Avadel Pharmaceuticals plc:
Avadel Pharmaceuticals plc (NASDAQ: AVDL) is a branded specialty pharmaceutical company that seeks to develop differentiated pharmaceutical products that are safe, effective and easy to take through formulation development, in-licensing / acquiring new products and by utilizing its drug delivery technology; ultimately, helping patients adhere to their prescribed medical treatment and see better results. The Company is headquartered in Dublin, Ireland with operations in St. Louis, Missouri, United States and Lyon, France. For more information, please visit www.avadel.com.
Safe Harbor: This press release contains forward-looking statements, including, but not limited to, statements related to Avadel's sale of its pediatric assets to Cerecor and Avadel's ability to consummate the closing of such transaction, the accretive impact of such transaction on Avadel's results of operations, Avadel's ability to develop four new pediatric products under its development agreement with Cerecor, Avadel's business strategy and development plans, expected net sales growth of its marketed products, expected financial performance in future periods, expected timing of clinical, regulatory and commercial events, and other statements that are not historical facts. These forward-looking statements are based on Avadel's current expectations and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks that Avadel's actual future financial and operating results may differ from its expectations or goals; Avadel's ability to grow net sales from existing products; the availability of coverage and adequate reimbursement and pricing from government and third-party payers and risks relating to Avadel's ability to successfully implement its business strategies; risks associated with drug development and regulatory approvals; potential delays in clinical trials, including due to enrollment rates or adverse events; risks that results from on-going or future clinical trials may be inconsistent with results from prior pre-clinical studies or clinical trials; risks in the ability to recruit, train and retain qualified personnel; competition, including potential generic competition; the ability to protect intellectual property and defend patents; regulatory obligations and oversight, including any changes in the legal and regulatory environment in which Avadel operates and those risks detailed from time-to-time under the caption "Risk Factors" and elsewhere in Avadel's filings and reports with the SEC. Avadel undertakes no duty or obligation to update any forward-looking statements contained in this press release as a result of new information.
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Contacts:	Michael F. Kanan
Chief Financial Officer
Phone: (636) 449-1844
Email: mkanan@avadel.com

Lauren Stival
Sr. Director, Investor Relations & Corporate Communications
Phone: (636) 449-5866
Email: lstival@avadel.com